                      AMENDMENT TO THE CAPITAL SOURCE L.P.
                          LIMITED PARTNERSHIP AGREEMENT


         The Limited Partnership Agreement of Capital Source L.P., a Delaware limited partnership (the "Partnership"), by and between Hutton Insured Mortgage Equities, Inc., a Delaware corporation, TIG Insured Mortgage Equities, Inc., a Delaware Corporation, and H/T Corp., a Delaware corporation dated March 24, 1986, is hereby amended as follows:

         WHEREAS, the general partners of the Partnership (the "General Partners") have changed their corporate names; and

         WHEREAS, the General Partners have determined it to be in the best interests of the Partnership to amend the Limited Partnership Agreement pursuant to Section 12.02(b) as stated below.

                               W I T N E S S E T H

         1. The General Partners of the Partnership are Insured Mortgage Equities, Inc. and America First Capital Source I L.L.C.

         2. Sections 7.01 and 7.02 of the Limited Partnership Agreement are amended as follows:

         The first sentence of Sections 7.01 and 7.02, which both currently read "The Units shall be evidenced by Beneficial Ownership Certificates which shall be issued in registered form only," shall be deleted and replaced with the following sentence: "Ownership of the Units shall be evidenced solely by the books and records of the Partnership."

         3. Section 10.01 of the Limited Partnership Agreement is amended as follows:

         The first sentence of Section 10.01(b), which currently reads "Notice of any meeting to be held pursuant to Section 10.01(a) shall be given not less than 10 days nor more than 60 days before the date of the meeting to each Limited Partner and Unit holder at his record address, or at such other address which he may have furnished in writing to the General Partners," shall be deleted and replaced with the following sentence: "Notice of any meeting to be held pursuant to Section 10.01(a) shall be given not less than 10 days nor more than a number of days in the General Partners' reasonable discretion before the date of the meeting to each Limited Partner and Unit holder at his record address, or at such other address which he may have furnished in writing to the General Partners."

         The last sentence of Section 10.01(c), which currently reads "Such date shall not be more than 60 days nor less than 10 days before any such meeting or submission of a matter to the Limited Partners and Unit holders for a vote by written Consent," shall be deleted and replaced with the following sentence: "Such date shall not be more than a number of days in the General Partners' reasonable discretion nor less than 10 days before any such meeting or submission of a matter to the Limited Partners and Unit holders for a vote by written Consent."

         IN WITNESS WHEREOF, the undersigned have set their hand, as of the 15th day of June, 2000.



                                    America First Capital Source I L.L.C., as general partner

                                    By: /s/ MICHAEL THESING
                                        -------------------------------
                                        Michael Thesing, Vice President



                                    Insured Mortgage Equities, Inc., as general partner

                                    By: /s/ MICHAEL THESING
                                        -------------------------------
                                        Michael Thesing, Vice President

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